Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President - Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS FOURTH QUARTER
AND FULL FISCAL YEAR 2016 RESULTS

TRIUMPH GROUP REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2016 RESULTS; IMPLEMENTING ‘ONE TRIUMPH’ TRANSFORMATION STRATEGY

Fourth Quarter and Full Fiscal Year 2016 Results

•	Net sales of $1.058 billion for fourth quarter fiscal year 2016

•	Adjusted operating income for fourth quarter fiscal year 2016 of $122.5 million, reflecting an operating margin of 12%

•	Adjusted net income for fourth quarter fiscal year 2016 of $65.3 million, or $1.32 per diluted share

•	Net loss for fourth quarter fiscal year 2016 of ($1.080) billion, or ($21.93) per share, and reflected net pre-tax charges totaling $1.305 billion related to:

◦	Non-cash impairment of goodwill and trade names

◦	Impairment of development costs on the Bombardier Global 7000/8000 program capitalized in inventory

◦	Production rate reduction on the 747-8 program

◦	Restructuring activities

•	Full year sales and adjusted earnings per share of $3.886 billion and $5.34 per diluted share

•	Cash flow from operations for fourth quarter fiscal year 2016 of $257.8 million, exceeding the high end of the company’s forecasted range of $200.0 to $250.0 million

•	Amended and extended maturity date of existing $1.0 billion revolving credit facility and $337.5 million term loan to April, 2021
Key Developments from Comprehensive Business Review

•	Completed comprehensive business diagnostic and restructuring plan. Transformation implementation underway.

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•	Organized into four market-focused business units to align customer focus, operational execution, and financial reporting.

•	Reduced number of operating companies from 47 to 22, eliminating overlaps and increasing the scale of combined companies.

•	Launched $300.0 million cost reduction initiative to enhance competitiveness and margins and fund growth.

•	Consolidating ten facilities of which five will be implemented in fiscal 2017.

•	Provisioning for restructuring and inventory write-downs and disposals.

•	Continued assessment of portfolio changes to prioritize investment opportunities for growth and capability building.

•	Deploying new Triumph Operating System (TOS) to align performance improvement efforts and established the Transformation Delivery Office (TDO) to oversee successful execution of transformation plan

•	Focused on delivering on customer commitments, becoming predictably profitable and driving organic growth

BERWYN, Pa. - May 4, 2016 - Triumph Group, Inc. (NYSE: TGI) today reported financial results for its fourth quarter and full fiscal year ended March 31, 2016 and provided an update on the company’s implementation of the ‘One Triumph’ transformation strategy.

“During the fourth quarter and early April, we completed our comprehensive review of the company as planned, which focused on improving operational performance, identifying organic growth opportunities, assessing end-market attractiveness and improving our facility footprint and utilization,” said Daniel J. Crowley, Triumph’s President and Chief Executive Officer. “As part of our assessment, we also reviewed each business’ ability to compete and win, and we’re confident that through the implementation of our transformation strategy, Triumph has a strong base from which to grow and deliver the performance shareholders and customers expect. Last month we took a critical step forward in implementing the first phase of Triumph’s transformation by consolidating from six to four market-focused business units, substantially reducing the number of operating companies and locations and launching the Triumph Operating System.”

Mr. Crowley continued, “Our actions to simplify our company and operate as One Triumph Team reflect a commitment to our shareholders, customers and employees to sharpen Triumph’s focus, improve performance, generate organic growth and deliver predictable profitability. We are moving immediately to begin realizing the benefits of our transformation strategy. We expect improved performance in fiscal year 2017 and follow through in fiscal years 2018 and 2019.”

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Commenting on the quarter and fiscal year results, Mr. Crowley added, “Triumph’s full year and adjusted fourth quarter results reflect strong operating margins in the Aerospace Systems and Aftermarket Services segments as we reduce costs, integrate our supply chain and strengthen our customer relationships. Additionally, we generated a significant amount of cash during the quarter. Continuing our cost discipline and performance improvement efforts will yield consistent cash generation going forward.”

Operating results were impacted by several significant adjustments. The write-off of previously incurred development costs on the Bombardier Global 7000/8000 program will substantially reduce the risk the Bombardier program poses to future earnings as it transitions from development to production.

‘One Triumph’ Transformation Strategy
As part of its transformation strategy, Triumph has taken the initial actions necessary to enable the company to operate as One Triumph Team and leverage its scale in support of delivering predictable profitability:

•
Realigning business units. On April 12, 2016, Triumph established four market-focused business units (Integrated Systems, Aerospace Structures, Precision Components, and Product Support) to better support its go-to-market strategies and allow the company to more effectively satisfy the needs of its customers while continuing to deliver on its commitments. Triumph expects to immediately realize approximately $10.0 million in annual savings as a result of the realigned structure. As previously announced, Triumph will report its financial performance in four segments, consistent with its realigned business unit structure, effective with the company’s first fiscal quarter of 2017.

•
Reducing the number of operating companies from 47 to 22 businesses. Triumph has grown through acquisitions that have significantly expanded the company’s platforms and capabilities, making it a critical supplier and partner to the leading Tier 1 aerospace and defense OEMs. Triumph will rationalize its structure and combine operating companies with closely-related products, capabilities and customers to eliminate redundancies, better align talent, enhance supply chain economies, and drive value through a consolidated functional support structure.

•	Optimize portfolio. As part of its strategic review of the business, the company continues to review its portfolio to enhance its capabilities and reduce debt.

•
Consolidating facilities. Following an evaluation of its facility footprint, utilization, and cost structure, Triumph plans to reduce its overall footprint by approximately 3.5 million square feet, or 24% percent of total square footage. Although the consolidations benefit all business segments, the majority will occur in the Aerostructures segment. The facility consolidations are expected to result in workforce reductions of approximately eight percent over the next year. Individual consolidations will be announced and implemented on a time-phased basis and, once completed, will generate approximately $55.0 million in annualized pre-tax cost savings.

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•
Strengthening leadership team. Triumph has hired and promoted several executives to fill key leadership roles and strengthen its shared services functions in support of the company’s business unit realignment and overall transformation efforts.

•
Standardizing operating procedures and providing oversight for the Transformation. In support of Triumph’s transformation and objective to operate as a more unified enterprise, the company will deploy the Triumph Operating System (TOS), a business management system that emphasizes lean operations through standard, repeatable practices. This operating system will be instrumental in driving growth, innovation, and execution across all of the company’s businesses. The company has also created the Transformation Delivery Office (TDO), which is responsible for driving the successful realization of the transformation plan and execution of the ‘One Triumph’ strategy and Triumph Operating System. The TDO will govern and drive the implementation of critical projects needed to achieve breakthrough value and attain full potential results.

In connection with the facility consolidation efforts and other fourth quarter activities, Triumph incurred approximately $75.6 million in pre-tax restructuring charges during the fourth quarter fiscal year 2016 of which approximately $21.2 million was non-cash. The company expects to incur an additional $77.3 million of restructuring charges in fiscal year 2017 and fiscal year 2018, of which $15.6 million are estimated to be non-cash.

Mr. Crowley continued, “We are now implementing our transformation as we take decisive action to improve execution, reduce costs and operate as an integrated enterprise as part of an overall effort to drive value. We remain confident in our strategic plan and the path we are taking to position Triumph for long-term success.”

Fourth Quarter Fiscal 2016 Results

For the fourth quarter ended March 31, 2016, net sales were $1.058 billion, a two percent decrease from fiscal fourth quarter 2015 net sales of $1.080 billion. Organic sales for the quarter decreased three percent primarily due to rate reductions on key Aerostructures programs.

Net loss for the fourth quarter of fiscal year 2016 was ($1.080) billion, or ($21.93) per diluted share, compared to $82.8 million, or $1.66 per diluted share, for the fourth quarter of the prior fiscal year. Adjusted net income for the fourth quarter of fiscal 2016 was $65.3 million or $1.32 per diluted share and included the net charges noted below. In addition, the fourth quarter of fiscal 2016 also included a ($142.1 million), or ($2.88) per share, negative impact due to the establishment of a full valuation allowance against net deferred tax assets. These results compare to earnings per share for the prior fiscal year’s fourth quarter of $1.71 per diluted share, excluding restructuring charges. The number of shares used in computing diluted earnings per share for the fourth quarter of fiscal year 2016 was 49.3 million shares.

For the quarter ended March 31, 2016, the company generated $257.8 million of cash flow from operations.

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The company has extended the maturity date of the existing $1.0 billion revolving credit facility (“Revolver”) and $337.5 million term loan (“Term Loan,” and together with the Revolver, the “Credit Facilities”) to April 2021. In addition, the covenants of the Credit Facilities were amended to reflect the fourth quarter charges and the restructuring costs to be recognized in fiscal year 2017 and fiscal year 2018. The amendment and extension provides the company with liquidity and the flexibility to proceed with its transformation plan while remaining in compliance with its bank covenants.

Full Fiscal Year 2016 Results

For the fiscal year ended March 31, 2016, net sales totaled $3.886 billion, a slight decrease compared to fiscal year 2015 net sales of $3.889 billion. Organic sales for the fiscal year decreased ten percent, partially offset by the acquisition of Triumph Thermal Systems-Maryland.

Net loss for fiscal year 2016 was ($1.044) billion, or ($21.21) earnings per share compared to $238.7 million or $4.68 per diluted share for fiscal year 2015. Adjusted net income for fiscal year 2016 was $263.3 million or $5.34 earnings per diluted share and included the adjustments noted below. This compares to adjusted net income for the prior fiscal year of $292.1 million or $5.73 earnings per diluted share, excluding adjustments during the 2015 fiscal year period. The number of shares used in computing diluted earnings per share for the fiscal year 2016 was 49.3 million shares.

	Three Months Ended				Fiscal Year Ended
	March 31, 2016				March 31, 2016
	Pre-tax	After-tax	Diluted EPS		Pre-tax	After-tax	Diluted EPS
Loss from Continuing Operations-GAAP	$(1,201,271)	$(1,079,702)	$(21.93)		$(1,159,147)	$(1,044,008)	$(21.21)
Adjustments:
Goodwill/Tradename impairment	645,161	596,054	12.08		874,361	745,584	15.15
Development Program impairment	399,758	246,428	5.00		399,758	246,428	5.01
747-8 forward loss	161,400	99,494	2.02		161,400	99,494	2.02
Restructuring charges	75,596	46,601	0.94		80,956	49,905	1.01
Other inventory impairments	34,353	21,177	0.43		34,353	21,177	0.43
Legal settlements, net	(6,924)	(4,268)	(0.09)		5,476	3,376	0.07
Curtailment (gain) loss	(4,107)	(2,532)	(0.05)		(1,244)	(767)	(0.02)
Valuation allowance	—	142,093	2.88		—	142,093	2.88
Adjusted Income from Continuing Operations- non-GAAP	$103,966.0	$65,345.0	$1.32	*	$395,913	$263,282	$5.34

* difference due to rounding

Fourth Quarter Fiscal 2016 Charges
In addition to the $75.6 million in charges related to Triumph’s restructuring activities, Triumph recorded net pre-tax charges of $1.230 billion during the fiscal fourth quarter of 2016. These include:

•	A pre-tax, non-cash impairment of $645.2 million related to goodwill and tradenames. The charge was incurred as part of Triumph’s annual assessment of the fair value of its goodwill and

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•	indefinite-lived intangible assets, which recognized incremental charges above the impairment charge taken in the fiscal third quarter of 2016.

•
A pre-tax charge of approximately $400.0 million related to the impairment of previously incurred development costs associated with the Bombardier Global 7000/8000 program due to the higher level of spending and delays experienced to date.

•	A pre-tax charge of $161.4 million related to the 747-8 production slowdown.

•	A pre-tax, charge of $34.4 million primarily related to inventory associated with certain slow moving Aftermarket programs the company decided to no longer support.

	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Q4 Adjustments:
Goodwill/Tradename impairment ^	$645,161	$644,658	$503	—	—
Bombardier Global 7000/8000 Program impairment	399,758	399,758	—	—	—
747-8 forward loss	161,400	161,400	—	—	—
Other inventory impairments	34,353	9,826	3,463	21,064	—
Restructuring charges	75,596	61,986	2,721	542	10,347
Legal settlements, net	(6,924)	1,570	(8,494)	—	—
Curtailment charge	(4,107)	—	—	—	(4,107)
Subtotals	$1,305,237	$1,279,198	$(1,807)	$21,606	$6,240

Operating Income QTD	(1,182,769)	(1,220,619)	66,372	(6,537)	(21,985)
Adjusted Operating Income QTD	122,468	58,579	64,565	15,069	(15,745)
Sales	1,057,794	657,471	320,704	84,745
Adjusted Operating Margin YTD	11.6%	8.9%	20.1%	17.8%	n/a
^ This charge represents our best estimate of goodwill impairment, which will be finalized when we file our Form 10-K

Segment Results

Aerostructures

The Aerostructures segment reported net sales of $657.5 million in the fourth quarter of fiscal year 2016 compared to $705.4 million in the prior fiscal year period. Organic sales for the quarter declined seven percent primarily due to decreased production on the 747-8 and G450/550 programs. For fiscal year 2016, net sales were $2.428 billion as compared to $2.510 billion for the prior fiscal year. For the fourth quarter of fiscal year 2016, operating loss was ($1.221) billion, compared to operating income of $86.4 million for the prior year period, and included previously noted pre-tax charges totaling $1.279 billion. Operating loss for fiscal year 2016 was ($1.278) billion, compared to operating income of $121.0 million for the prior fiscal year. Excluding the charges, the segment’s operating margin for the quarter was nine percent.

Aerospace Systems

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The Aerospace Systems segment reported net sales of $320.7 million in the fourth quarter of fiscal year 2016 compared to $301.2 million in the prior year period, an increase of six percent. Organic sales for the quarter increased four percent. For the fiscal year 2016, net sales increased seven percent to $1.167 billion from $1.089 billion for the prior fiscal year. Operating income for the fourth quarter of fiscal year 2016 was $66.4 million compared to $58.6 million for the prior year period, an increase of thirteen percent, reflecting an operating margin of twenty-one percent. Operating income for fiscal year 2016 was $216.5 million, compared to $184.0 million for the prior fiscal year, an increase of eighteen percent, reflecting an operating margin of nineteen percent.

Aftermarket Services

The Aftermarket Services segment reported net sales in the fourth quarter of fiscal year 2016 of $84.7 million compared to $81.4 million in the prior year period, an increase of four percent, all of which was organic. For the fiscal year 2016, net sales increased two percent to $311.4 million from $304.0 million for the prior fiscal year. Operating loss for the fourth quarter of fiscal year 2016 was ($6.5) million reflecting inventory charges of $21.1 million. Operating income for fiscal year 2016 was $25.0 million, compared to $47.9 million for the prior fiscal year. Excluding the charges, the segment’s operating margin for the quarter was eighteen percent.

Outlook

Based on current aircraft production rates, Triumph expects revenue for fiscal year 2017 to be approximately $3.6 to $3.7 billion. Diluted earnings per share for fiscal year 2017 is projected to be between $4.90 to $5.10 and includes approximately $0.68 per share of projected restructuring charges, approximately $0.15 per share of financing activity charges and approximately $0.12 per share of trade name amortization. The company expects to generate sufficient free cash flow to fund restructuring efforts during fiscal year 2017.

Commenting on the outlook, Mr. Crowley said, “In fiscal year 2017, we are primarily focused on driving free cash flow and operating margins, funding and implementing our strategic plan and prudently managing the balance sheet to ensure that Triumph is well positioned to drive significant value in the future.”
Conference Call

Triumph Group will hold a conference call today, May 4th at 8:30 a.m. (ET) to discuss the fourth quarter and full fiscal year 2016 results. The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com. Slides will be included with the audio portion of the webcast. An audio replay will be available from May 4th to May 10th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1671426.

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About Triumph Group

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
CONDENSED STATEMENTS OF INCOME	2016	2015	2016	2015

Net sales	$1,057,794	$1,080,277	$3,886,072	$3,888,722

Operating (loss) income	(1,182,769)	140,717	(1,091,106)	434,673

Interest expense and other	18,502	14,059	68,041	85,379
Income (benefit) tax expense	(121,569)	43,818	(115,139)	110,597

Net (loss) income	$(1,079,702)	$82,840	$(1,044,008)	$238,697

Earnings per share - basic:

Net (loss) income	$(21.93)	$1.66	$(21.21)	$4.70

Weighted average common shares outstanding - basic	49,239	49,823	49,218	50,796

Earnings per share - diluted:

Net (loss) income	$(21.93)	$1.66	$(21.21)	$4.68

Weighted average common shares outstanding - diluted	49,239	49,985	49,218	51,005

Dividends declared and paid per common share	$0.04	$0.04	$0.16	$0.16

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	March 31,	March 31,
	2016	2015
Assets
Cash and cash equivalents	$20,984	$32,617
Accounts receivable, net	445,032	521,601
Inventories, net of unliquidated progress payments of $123,155 and $189,923	1,192,611	1,280,274
Rotable assets	51,952	48,820
Prepaid and other current assets	41,259	23,069
Current assets	1,751,838	1,906,381

Property and equipment, net	889,734	950,734
Goodwill	1,445,029	2,024,846
Intangible assets, net	649,612	966,365
Other, net	111,302	107,999

Total assets	$4,847,515	$5,956,325

Liabilities & Stockholders' Equity
Current portion of long-term debt	$42,441	$42,255
Accounts payable	418,598	429,134
Accrued expenses	682,527	411,848
Current liabilities	1,143,566	883,237

Long-term debt, less current portion	1,374,879	1,326,345
Accrued pension and post-retirement benefits, noncurrent	664,664	538,381
Deferred income taxes, noncurrent	62,547	261,100
Other noncurrent liabilities	661,856	811,478

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,460,020 and 52,460,020 shares issued; 49,328,999 and 49,273,053 shares outstanding	51	51
Capital in excess of par value	851,102	851,940
Treasury stock, at cost, 3,131,921 and 3,187,867 shares	(199,415)	(203,514)
Accumulated other comprehensive income	(346,055)	(198,910)
Retained earnings	634,320	1,686,217
Total stockholders' equity	940,003	2,135,784

Total liabilities and stockholders' equity	$4,847,515	$5,956,325
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended			Twelve Months Ended
	March 31,			March 31,
	2016		2015	2016		2015
Net Sales:
Aerostructures	$657,471		$705,355	$2,427,809		$2,510,371
Aerospace Systems	320,704		301,165	1,166,795		1,089,117
Aftermarket Services	84,745		81,372	311,394		304,013
Elimination of inter-segment sales	(5,126)		(7,615)	(19,926)		(14,779)
	$1,057,794		$1,080,277	$3,886,072		$3,888,722

Operating Income (Loss):
Aerostructures	$(1,220,619)		$86,390	$(1,274,777)		$120,985
Aerospace Systems	66,372		58,612	216,520		184,042
Aftermarket Services	(6,537)		13,317	24,977		47,931
Corporate	(21,985)		(17,602)	(57,826)		81,715
	$(1,182,769)		$140,717	$(1,091,106)		$434,673

Depreciation and Amortization:
Aerostructures	$679,300	*	$25,956	$988,947	*	$102,296
Aerospace Systems	12,403		13,173	50,518		45,200
Aftermarket Services	3,657		2,422	11,009		8,559
Corporate	419		399	1,642		2,268
	$695,779		$41,950	$1,052,116		$158,323

Amortization of Acquired Contract Liabilities:
Aerostructures	(21,167)		(24,408)	90,778		(38,719)
Aerospace Systems	(11,268)		(11,993)	41,585		(37,014)
	$(32,435)		$(36,401)	$132,363		$(75,733)

Capital Expenditures:
Aerostructures	$7,556		$18,584	$45,478		$72,681
Aerospace Systems	8,023		5,979	30,883		30,531
Aftermarket Services	653		220	2,700		5,645
Corporate	419		51	954		1,147
	$16,651		$24,834	$80,015		$110,004
* - Includes Impairment Charges

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and early retirement incentives, legal settlements, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to net income set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Legal settlements may be useful to investors to consider because they reflect gains or losses from disputes with third parties. We do not believe that these gains or losses necessarily reflect the current and ongoing cash earnings related to our operations.

•
Curtailments, settlements and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses (including impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.
Modified Adjusted EBITDA is included to adjust for the impacts of our Restructuring plan, inventory charges associated with developmental programs, our provision for forward losses on our 747-8 long-term contract and relocation from our Jefferson Street Facility, in order to show the more comparable results period to period.

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The following table shows our Adjusted EBITDA and Modified Adjusted EBITDA reconciled to our net income for the indicated periods (in thousands):

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA):
Net (Loss) Income	$(1,079,702)	$82,840	$(1,044,008)	$238,697

Add-back:
Income tax (benefit) expense	(121,569)	43,818	(115,139)	110,597
Interest expense and other	18,502	14,059	68,041	85,379
Curtailments, (Gain) Loss	(4,107)	—	(1,244)	—
Legal settlement charge (gain), net	(6,924)	—	5,476	(134,693)
Amortization of acquired contract liabilities	(32,435)	(36,401)	(132,363)	(75,733)
Depreciation and amortization	695,779	41,950	1,052,116	158,323

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$(530,456)	$146,266	$(167,121)	$382,570

747-8 forward loss	$161,400	$—	$161,400	$151,992
Bombardier and other inventory charges	434,111	—	434,111	—
Restructuring charges	66,772	2,844	69,172	16,902
Modified Adjusted EBITDA	$131,827	$149,110	$497,562	$551,464

Net sales #	1,057,794	1,080,277	3,886,072	3,888,722

Adjusted EBITDA Margin	(51.7)%	14.0%	(4.5)%	10.0%

Modified Adjusted EBITDA Margin	12.9%	14.3%	13.3%	14.5%

# Net sales includes amortization of acquired contract liabilities. Since Adjusted EBTIDA excludes amortization of acquired contract liabilities, we've also excluded it from net sales in arriving at Adjusted EBITDA margin throughout this document.

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2016
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Net Loss	$(1,079,702)

Add-back:
Income tax benefit	(121,569)
Interest expense and other	18,502

Operating (Loss) Income	$(1,182,769)	$(1,220,619)	$66,372	$(6,537)	$(21,985)

Curtailment (gain) loss	(4,107)	—	—	—	(4,107)
Legal settlement charges	(6,924)	1,570	(8,494)	—	—
Amortization of acquired contract liabilities	(32,435)	(21,167)	(11,268)	—	—
Depreciation and amortization	695,779	679,300	12,403	3,657	419

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$(530,456)	$(560,916)	$59,013	$(2,880)	$(25,673)

747-8 forward loss	161,400	161,400	—	—	—
Bombardier and other inventory charges	434,111	409,584	3,463	21,064	—
Restructuring charges	66,772	53,825	2,203	397	10,347
Modified Adjusted EBITDA	$131,827	$63,893	$64,679	$18,581	$(15,326)

Net sales	$1,057,795	$657,471	$320,704	$84,745	$(5,125)

Adjusted EBITDA Margin	(51.7)%	(88.2)%	19.1%	(3.4)%	n/a
Modified Adjusted EBITDA Margin	12.9%	10.0%	20.9%	21.9%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Twelve Months Ended March 31, 2016
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Net Loss	$(1,044,008)

Add-back:
Income tax benefit	(115,139)
Interest expense and other	68,041

Operating (Loss) Income	$(1,091,106)	$(1,274,777)	$216,520	$24,977	$(57,826)

Curtailment charge	(1,244)	—	—	—	(1,244)
Legal settlement charge, net	5,476	12,070	(8,494)	1,900	—
Amortization of acquired contract liabilities	(132,363)	(90,778)	(41,585)	—	—
Depreciation and amortization	1,052,116	988,947	50,518	11,009	1,642

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$(167,121)	$(364,538)	$216,959	$37,886	$(57,428)

747-8 forward loss	161,400	161,400	—	—	—
Bombardier and other inventory charges	434,111	409,584	3,463	21,064	—
Restructuring charges	69,172	53,825	4,603	397	10,347
Modified Adjusted EBITDA	$497,562	$260,271	$225,025	$59,347	$(47,081)

Net sales	$3,886,072	$2,427,809	$1,166,795	$311,394	$(19,926)

Adjusted EBITDA Margin	(4.5)%	(15.6)%	19.3%	12.2%	n/a
Modified Adjusted EBITDA Margin	13.3%	11.1%	20.0%	19.1%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2015
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$82,840

Add-back:
Income tax expense	43,818
Interest expense and other	14,059

Operating Income (Loss)	$140,717	$86,390	$58,612	$13,317	$(17,602)

Amortization of acquired contract liabilities	(36,401)	(24,408)	(11,993)	—	—
Depreciation and amortization	41,950	25,956	13,173	2,422	399

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$146,266	$87,938	$59,792	$15,739	$(17,203)

Restructuring charges	2,844	2,844	—	—	—
Modified Adjusted EBITDA	$149,110	$90,782	$59,792	$15,739	$(17,203)

Net sales	$1,080,277	$705,355	$301,165	$81,372	$(7,615)

Adjusted EBITDA Margin	14.0%	12.9%	20.7%	19.3%	n/a
Modified Adjusted EBITDA Margin	14.3%	13.3%	20.7%	19.3%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Twelve Months Ended March 31, 2015
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$238,697

Add-back:
Income tax expense	110,597
Interest expense and other	85,379

Operating Income (Loss)	$434,673	$120,985	$184,042	$47,931	$81,715

Legal settlement gain, net	(134,693)	—	—	—	(134,693)
Amortization of acquired contract liabilities	(75,733)	(38,719)	(37,014)	—	—
Depreciation and amortization	158,323	102,296	45,200	8,559	2,268

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$382,570	$184,562	$192,228	$56,490	$(50,710)

747-8 forward loss	151,992	151,992	—	—	—
Restructuring charges	16,902	16,902	—	—	—
Modified Adjusted EBITDA	$551,464	$353,456	$192,228	$56,490	$(50,710)

Net sales	$3,888,722	$2,510,371	$1,089,117	$304,013	$(14,779)

Adjusted EBITDA Margin	10.0%	7.5%	18.3%	18.6%	n/a
Modified Adjusted EBITDA Margin	14.5%	14.3%	18.3%	18.6%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs

	Three Months Ended
	March 31, 2016
	Pre-Tax	After-Tax	Diluted EPS		Location
Loss from Continuing Operations - GAAP	$(1,201,271)	$(1,079,702)	$(21.93)
Adjustments:
Goodwill / Tradename impairment	645,161	596,054	12.08		Aerostructures
Bombardier Global 7000/8000 program impairment	399,758	246,428	5.00		Aerostructures (EAC) **
747-8 forward loss	161,400	99,494	2.02		Aerostructures (EAC) **
Restructuring charges	75,596	46,601	0.94		All segments
Other inventory impairments	34,353	21,177	0.43		All segments
Legal settlements, net	(6,924)	(4,268)	(0.09)		All segments
Curtailment (gain) loss	(4,107)	(2,532)	(0.05)		Corporate
Valuation allowance	—	142,093	2.88
Adjusted Income from continuing operations - non-GAAP	$103,966	$65,345	$1.32	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Twelve Months Ended
	March 31, 2016
	Pre-Tax	After-Tax	Diluted EPS	Location
Loss from Continuing Operations - GAAP	$(1,159,147)	$(1,044,008)	$(21.21)
Adjustments
Goodwill / Tradename impairment	874,361	745,584	15.15	Aerostructures
Bombardier Global 7000/8000 program impairment	399,758	246,428	5.01	Aerostructures (EAC) **
747-8 forward loss	161,400	99,494	2.02	Aerostructures (EAC) **
Restructuring charges	80,956	49,905	1.01	All segments
Other inventory impairments	34,353	21,177	0.43	All segments
Legal settlements, net	5,476	3,376	0.07	All segments
Curtailment (gain) loss	(1,244)	(767)	(0.02)	Corporate
Valuation allowance	—	142,093	2.88
Adjusted Income from continuing operations - non-GAAP	$395,913	$263,282	$5.34

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended
	March 31, 2015
	Pre-Tax	After-Tax	Diluted EPS
Income from Continuing Operations - GAAP	$126,658	$82,840	$1.66
Adjustments:
Jefferson Street Move:
Disruption	2,844	1,843	0.04		Aerostructures (EAC) **
Accelerated Depreciation	1,326	859	0.02		Aerostructures (EAC) **
Adjusted Income from continuing operations - non-GAAP	$130,828	$85,542	$1.71	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

	Twelve Months Ended
	March 31, 2015
	Pre-Tax	After-Tax	Diluted EPS
Income from Continuing Operations - GAAP	$349,294	$238,697	$4.68
Adjustments:
Gain on legal settlement	(134,693)	(87,281)	(1.71)		Corporate
Refinancing costs	22,615	14,655	0.29
Transaction fees - Tulsa Acquisition	4,606	2,985	0.06		Corporate
747-8 forward loss	$151,992	$98,491	$1.93		Aerostructures (EAC) **
Structures - International	$13,919	$9,020	$0.18		Aerostructures
Relocation Costs	$3,193	$2,069	$0.04		Aerostructures
Jefferson Street Move:
Disruption	13,709	8,883	0.17		Aerostructures (EAC) **
Accelerated Depreciation	7,126	4,618	0.09		Aerostructures (EAC) **
Adjusted Income from continuing operations - non-GAAP	$431,761	$292,137	$5.73	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

The following table reconciles our Operating income to Adjusted Operating income as noted above.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Operating (loss) income - GAAP	$(1,182,769)	$140,717	$(1,091,106)	$434,673
Adjustments:
747-8 forward loss	161,400	—	161,400	151,992
Goodwill/Tradename impairment	645,161	—	874,361	—
Bombardier Global 7000/8000 program impairment	399,758	—	399,758	—
Restructuring charges	75,596	4,170	80,956	24,028
Inventory impairments and other	34,353	—	34,353	18,525
Legal settlements, net	(6,924)	—	5,476	(134,693)
Curtailment charge (gain), net	(4,107)	—	(1,244)	—
Adjusted Operating income - non-GAAP	$122,468	$144,887	$463,954	$494,525
Adjusted Operating margin - non-GAAP	11.6%	13.4%	11.9%	12.7%

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(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Twelve Months Ended
	March 31,
	2016	2015

Cash provided by operations, before pension contributions	$83,831	$579,670
Pension contributions	—	112,338
Cash provided by operations	83,831	467,332
Less:
Capital expenditures	80,014	110,004
Dividends	7,889	8,100
Free cash flow available for debt reduction, acquisitions and share repurchases	$(4,072)	$349,228

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2016	2015
Calculation of Net Debt
Current portion	$42,441	$42,255
Long-term debt	1,374,879	1,326,345
Total debt	1,417,320	1,368,600
Plus: Deferred debt issuance costs	8,971	10,796
Less: Cash	(20,984)	(32,617)
Net debt	$1,405,307	$1,346,779

Calculation of Capital
Net debt	$1,405,307	$1,346,779
Stockholders' equity	940,003	2,135,784
Total capital	$2,345,310	$3,482,563

Percent of net debt to capital	59.9%	38.7%

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